Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our reports dated March 30, 2004 accompanying the consolidated financial statements and supplemental schedule included in the Annual Report of Mestek, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Mestek, Inc. on Form S-8 (File Numbers 333-06429, effective July 9, 1996 and 333-82067, effective July 1, 1999).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 30, 2004